Exhibit 10(u)

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION and CONFIDENTIALITY AGREEMENT (“Agreement”) is made and entered into this 7th day of December, 2015, by and between Myers Industries, Inc., an Ohio Corporation (the “Company”), and R. David Banyard (the “Executive”).

RECITALS:

A.The Company is a diversified international manufacturer of polymer products for the industrial, agricultural, automotive, commercial and consumer markets and distributor of tools, equipment and supplies for tire service and under vehicle repair.

B.Executive is being employed by the Company as President and Chief Executive Officer.

C.The Company has acquired and established valuable and competitively sensitive information through its business, research, development and practices, which information is described more extensively herein, and is collectively referred to as the “Confidential Information.” To protect the business interests of the Company and the competitive advantage derived from the Confidential Information, it is necessary that such Confidential Information be kept secret and confidential.

D.The Executive, from and after the commencement of employment with the Company, will be engaged in activities such that the Executive will have extensive access to and become familiar with, and may develop or contribute to, some or all of the Company’s Confidential Information.  In addition, Executive will have extensive contact with the customers of the Company and will develop relationships with such customers on behalf of the Company.  The Executive recognizes that the Confidential Information and the Company’s customer relationships are vital to the success of the Company and that extensive, irreparable harm would result were such Confidential Information to be disclosed outside the Company or if Executive were to engage in activity which competes with the Company.

NOW, THEREFORE, in view of the above and in consideration for the mutual covenants and promises set forth below, the parties agree as follows:

1.Confidential Information:  For purposes of this Agreement, Confidential Information includes, but is not limited to, business plans and strategies, marketing plans and strategies, customer lists, customer purchasing information, customer contact information, product design and development information, methods of operation, technical services, non-public financial information, business development plans and strategies, system analyses, quality control programs and information, computer programs, software and hardware configurations, information regarding the terms of the Company’s relationships with suppliers, pricing information, processes and techniques, creations, innovations, and any other information which the Company may reasonably treat or designate as confidential from time to time.  Confidential Information, however, shall not include any information or materials that is or becomes publicly available other than through Executive’s wrongful disclosure of such information or materials.  The Company believes that all Confidential Information constitutes trade secret information under applicable law.  Executive shall, however, maintain the confidentiality of all Confidential Information whether or not ultimately determined to be a trade secret.

2.Confidentiality and Non-Competition:

A.	Covenants

(a)Executive acknowledges that the Company would be irreparably injured and the good will of the Company would be irreparably damaged if Executive were to breach the covenants set forth in this Paragraph 2.  Executive further acknowledges that the covenants set forth in this Paragraph 2 are reasonable in scope and duration and do not unreasonably restrict Executive’s association with other business entities, either as an executive or otherwise as set forth herein.

(b)During Executive’s employment with the Company and any time thereafter, except as may be required by law, Executive shall not, directly or indirectly, disclose, disseminate, reveal, divulge, discuss, copy or otherwise use or suffer to be used, any Confidential Information other than in the authorized scope of Executive’s employment with the Company.  Upon termination of employment, no matter what the reason for such termination, and at any other time upon the request of the Company, Executive shall immediately return to the Company any and all Confidential Information, and all other materials, property and information in tangible or electronic form concerning the business and affairs of the Company and/or its customers.

(c)Executive agrees that during Executive’s employment and for a period of two (2) years following the termination of such employment, no matter what the reason for such termination, Executive will not directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, do or suffer any of the following

(i)Own, manage, control, participate in the ownership, management or control of, be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any person or business entity that competes with the Company in the United States or in any geographic area(s) outside the United States in which the Company does business (the “Restricted Territory”).  Without limiting the generality and scope of the foregoing, any business entity or person providing products or services competitive with those of the Company in the Restricted Territory from either inside or outside the Restricted Territory is deemed to be competing within the Restricted Territory.  For purposes of this Agreement, the phrase “competes with” means providing services and products which are the same as, similar to, reasonably substitutable for, or otherwise capable of displacing the services and products of the Company.  Notwithstanding the foregoing, Executive’s passive investment ownership of not more than one percent (1%) of the stock of any publicly or privately held corporation shall not be deemed a violation of this provision.

(ii)Solicit, provide, sell, attempt to provide or sell, or otherwise deliver or supply any products or services which compete with the products or services of the Company to any person or business entity which is or was a customer or prospective customer of the Company at any time during the last thirty-six (36) months of

Executive’s employment, nor shall Executive in any way assist any other person or entity in such activity.  For purposes of this Agreement, (1) the phrase “products or services which compete with the products or services of the Company means products or services which are the same as, similar to, reasonably substitutable for, or otherwise capable of displacing the products or services of the Company; and (2) the term “prospective customer” means any person or entity the Company solicited, called on or otherwise specifically identified as a target for the sale of its products or services.

(iii)Solicit the services of any person who then currently is, or who at any time during the last twelve (12) months of Executive’s employment with the Company was, an employee of the Company, or otherwise encourage or induce any such person to discontinue his or her relationship with the Company.  Executive will not engage in any business relationship with any consultant, independent contractor, subcontractor, supplier or service provider of the Company which interferes with the Company’s relationship with such consultant, independent contractor, subcontractor, supplier or service provider, or in any way causes such consultant, independent contractor, subcontractor, supplier or service provider to reduce, alter, modify or discontinue the business it (they) do(es) with the Company or any of its affiliates.

3.Inventions: Executive hereby expressly agrees that all research discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), Confidential Information and copyrightable works, and similar and related information (in whatever form or medium), which (1) either (i) relate to the Company’s or its affiliates’ actual or anticipated business, research and development or existing or future products or services or (ii) result from or are suggested by any work performed by the Executive for the Company or its affiliates and (2) are conceived, developed, made or contributed to in whole or in part by the Executive during his employment (“Work Product”) shall be and remain the sole and exclusive property of the Company or such affiliate.

(i)Work Made for Hire.  The Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright, trademark or patent protection made or contributed to in whole or in part by the Executive within the scope of Executive’s employment by the company during the period of Executive’s employment with the Company shall be deemed a “work made for hire” and shall be owned by the Company or its affiliates, as applicable.

(ii)Assignment of Proprietary Rights.  The Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, patent rights, copyrights, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof provided that if an affiliate of the Company is the owner thereof; such assignment, transfer and conveyance shall be made to such affiliate, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(iii)Further Instruments. At the request of the Company (or its affiliates, as the case may be), at all times during Executive’s employment with the Company and thereafter, the Executive will promptly and fully assist the Company (or its affiliates, as the case may be) in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company (or its affiliates, as the case may be) such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(iv)Inapplicability of Paragraph 3 In Certain Circumstances. The Company expressly acknowledges and agrees that, and the Executive is hereby advised that, this Paragraph 3 does not apply to any invention for which no equipment, supplies, facilities, trade secret information or Confidential Information of the Company or its affiliates was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates to the business of the Company or its affiliates, or to the Company’s or its affiliates’ actual or demonstrably anticipated research or development or (ii) the invention results from or is suggested by any work performed or observed by the Executive for the Company or any of its affiliates.

4.Remedies:  Executive acknowledges that the restrictions contained in Paragraphs 2 and 3 of this Agreement are reasonable in light of Executive’s position with the Company and are necessary to protect the Company from unfair competitive harm.  Executive further acknowledges that any breach of this Agreement will result in immediate irreparable harm to the Company and that the Company shall be entitled to immediate injunctive relief upon any such breach, in addition to all other legal and equitable remedies the Company may have.  This Agreement is to be construed as separate and independent from any other obligations and any claim by Executive asserted against the Company and shall not constitute a defense to the enforcement of this Agreement.  In the event any court determines that the restrictions set forth herein are unreasonable or unenforceable for any reason, the court will enforce such restrictions to the fullest extent permitted by law.

5.Position of Employment:  Executive expressly acknowledges that the obligations contained in Paragraphs 2 and 3 of this Agreement shall remain in full force and effect during Executive’s employment in any position with the Company, with respect to any Confidential Information of the Company.

6.Validity:  In the event any provision of this Agreement, or portion thereof, is held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, then such provision, or portion thereof, shall be enforced against the Executive to the extent the court deems to be reasonable or in accordance with public policy. In the event any provision of this Agreement shall for any reason be wholly invalid, or unenforceable in any respect, such invalidity shall not affect the validity of any remaining portion which shall remain in full force and effect as if the invalid portion was never part of this Agreement.

7.Miscellaneous:  Executive acknowledges that the Executive has carefully read this entire Agreement and fully agrees with and understands all of the provisions the hereof. This Agreement supersedes all prior agreements between the Company and the Executive regarding the subject matter of this Agreement and constitutes the entire agreement between the parties with respect to such subject matter. The Executive further agrees that in executing this Agreement, the Executive has not relied on any written or oral representations, promises, conditions, or understandings of the Company, express or implied, except as set forth herein.  This Agreement may not be amended or modified other than in writing signed by the parties. This Agreement and any disputes arising thereunder shall be governed by the laws of the State of Ohio without regard to any State’s choice of law, rules or principles.  Executive and the Company expressly agree that any legal action arising out of or related to this Agreement will be brought exclusively in the state or federal courts located in Summit County, Ohio, and each party expressly consents to the jurisdiction of such courts and waives any and all objections to the jurisdiction or venue thereof.  This Agreement may be assigned to any successor-in-interest to the business of the Company without the consent of Executive, but may not be assigned by Executive to any third party.  This Agreement is not a contract of employment for any definite period and Executive acknowledges that Executive’s employment with the Company is terminable at-will.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date first set forth above.

Myers Industries, Inc.

Date: 12/2/15	By:	/s/ Sarah R. Coffin

	Print Name:	Sarah R. Coffin, Chairman,
Compensation Committee

Executive

Date: 12/2/15	Signature:	/s/ R. David Banyard

	Print Name:	R. David Banyard

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